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                                                                   Exhibit 10.12

                        ALIGNMENT OF INTERESTS AGREEMENT



                  THIS ALIGNMENT OF INTERESTS AGREEMENT (the "Agreement"), dated ______________, 1996, is among Boykin Lodging Company, an Ohio corporation
(the "Company"), Boykin Hotel Properties, L.P., an Ohio limited partnership (the "Partnership"), Boykin Management Company Limited Liability Company, an Ohio limited liability company (the "Initial Lessee"), The Boykin Group, Inc., an Ohio corporation ("TBG"), Purchasing Concepts, Inc., an Ohio corporation ("PCI"), and Robert W. Boykin and John E. Boykin (together, the "Principals").

                                    RECITALS
                                    --------

                  A. The Company intends to close an initial public offering (the "Offering") of its common shares (the "Common Shares") on or about the date of this Agreement, as a result of which the Company is expected to have a large number of shareholders who are not affiliated with or related to any of the parties to this Agreement.

                  B. On the closing of the Offering, the Company will own approximately 85.7% of the Partnership, the Partnership will acquire nine hotel properties (the "Properties") owned by entities in which the Principals and their affiliates have interests, and the Initial Lessee will lease the Properties from the Partnership. The Principals will own of record and beneficially certain equity interests in the Partnership and in the Company, and will also beneficially own initially, through TBG and PCI, all of the equity interests in the Initial Lessee. The Principals will derive personal benefits from the consummation of the Offering and the other transactions described in this recital.

                  C. In order to minimize the conflicts of interest inherent in the relationships described in the immediately preceding recital and to align further the interests of the Initial Lessee and the Principals with the interests of the Company, and to induce the Company to proceed with the Offering, the parties hereto have agreed to enter into this Agreement.

                                    AGREEMENT
                                    ---------

                  The parties hereto agree as follows:

                  1. EMPLOYMENT RELATIONSHIPS. Neither Principal will hold any office (other than a directorship) in the Initial Lessee during any period in which he holds an office (other than a directorship) in the Company, nor will either Principal hold any office (other than a directorship) in the Company during any period in which he holds an office (other than a directorship) in the Initial Lessee.


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                  2. RETENTION OF EARNINGS. The Initial Lessee, either itself or together with its subsidiaries, shall retain at least 50% of the Initial
Lessee's cumulative After Tax Earnings until the Initial Lessee's Consolidated Net Worth is at least equal to 25% of the aggregate annual rental payments required to be made under the leases between the Initial Lessee and the Partnership during the Initial Lessee's most recently completed full fiscal year (those aggregate payments for any such year, the "Rental Amount"). The Initial Lessee, either itself or together with its subsidiaries, shall thereafter retain such portion of the Initial Lessee's After Tax Earnings as is necessary to cause its Consolidated Net Worth to remain at least equal to 25% of the Rental Amount, except that the Initial Lessee is not required to retain more than 50% of the Initial Lessee's After Tax Earnings for any period to maintain the required amount of Consolidated Net Worth.

                  "After Tax Earnings," for any period, means the consolidated net income of the Initial Lessee and its subsidiaries (determined in accordance with Generally Accepted Accounting Principles ("GAAP") for that period, less the Tax Distribution Amount for that period. The parties acknowledge that the determination of consolidated net income for any period, in accordance with GAAP, will be made without regard to any prior period losses.

                  The "Tax Distribution Amount," for any period, means the hypothetical combined incremental federal, state and local business, income tax liabilities of the Initial Lessee's members and their shareholders
(without duplication of amounts) for that period, as reasonably computed by the Initial Lessee by using the maximum statutory rates applicable to and computed solely upon the taxable income, gain, loss, deductions and credits of the Initial Lessee for that period, but no liability so computed may be less than zero.

                  The "Initial Lessee's Consolidated Net Worth," at any time, means the consolidated members' equity in the Initial Lessee at that time, determined in accordance with GAAP.

                  3. PURCHASE OF INTERESTS. (A) Each of TBG and PCI shall use or the Principals shall use, and shall cause any other beneficial owner or beneficial owners of TBG or PCI (each such other owner, a "Distributee") to use, any dividend or other distribution of funds to TBG or PCI (as applicable) from the Initial Lessee, less an amount equal to the Tax Distribution Amount for the period with respect to which that distribution is made, only to purchase Common Shares or units of interest in the Partnership ("Units"). Each of TBG and PCI also shall use, or the Principals shall use or shall cause the Distributees to use, any Net Cash Proceeds received by TBG or PCI (as applicable), or shall cause the Initial Lessee to use any Net Cash Proceeds received by the Initial Lessee, only to purchase Common Shares or Units. Notwithstanding the two immediately preceding sentences, none of TBG, PCI, any Principal or Distributee or the Initial Lessee is required to make a purchase of Common Shares or Units to the extent that (i) that purchase would cause the Company to fail either the ownership limitations set forth in the Company's Articles of Incorporation or the REIT qualification tests under the Internal Revenue Code of 1986, as

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amended (the "Code"), (ii) that purchase would cause revenues from the leases between the Initial Lessee and the Partnership to fail to qualify as "rents from real property" for purposes of the Company's REIT status under the Code, or
(iii) sufficient Common Shares or Units are not available to purchase for any reason.

                  "Net Cash Proceeds" means the principal amount of the proceeds from (i) a sale or other exchange of all or substantially all of the assets of the Initial Lessee, or (ii) a direct or indirect sale or exchange of ownership interests in the Initial Lessee, but in each case only to the extent actually received (either at the transaction closing date or at a later date in the case of a note or installment sale) in the form of cash, but "Net Cash Proceeds" does not include (i) interest, dividends, or any noncash consideration (but "Net
Cash Proceeds" does include the principal amount of proceeds from the subsequent conversion or liquidation of that noncash consideration), (ii) any amount fairly allocable to any entity other than the Initial Lessee and its subsidiaries, or (iii) proceeds received directly or indirectly by the estate of either Principal or after the death of either Principal by a trust or other entity established for estate planning purposes.

                  Each purchase made pursuant to this Section 3 shall be made within 90 days after TBG's or PCI's (as applicable) receipt of the distribution or proceeds required to be used for that purchase (but shall be made within 90 days after the Initial Lessee's receipt of Net Cash Proceeds, in connection with any sale or exchange of all or substantially all of the assets of the Initial Lessee), and may be made from any available source considered appropriate by the purchaser.

                  (B) Each of TBG, PCI, any Distributee and the Initial Lessee shall hold each Common Share or Unit purchased by it pursuant to this Section 3 for at least two years from the date on which it was purchased, except that any such entity may (i) sell or otherwise convey Common Shares or Units to any employee or group of employees of the Initial Lessee, and contribute Common Shares or Units to the Initial Lessee or to any plan, fund or account, in each case (A) for purposes of compensating one or more Initial Lessee employees, (B) on terms considered appropriate by the conveying or contributing entity and by the recipient of those Common Shares or Units, and (C) subject to all applicable laws, rules and regulations; (ii) dispose of Common Shares or Units at any time by gift to a spouse or a lineal descendant for estate tax planning purposes, or by bequest; (iii) pledge Common Shares or Units as collateral for any obligation, including any margin loan; (iv) exchange Common Shares or Units under any plan of merger or reorganization of the Company or the Partnership, as applicable; and (v) sell Common Shares or Units to the extent reasonably necessary to raise funds to pay estate taxes payable by the estate of a Principal (subject to the prior approval of the Company's Board of Directors for any such sale that would cause the number of Units or Common Shares sold in any 12-month period to exceed five percent of the Units or Common Shares (as applicable) outstanding at the beginning of

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that 12-month period). Common Shares and Units subject to this Section 3 may be held by the purchaser thereof in street name, through a broker, through a trust or custodial arrangement, through entities such as corporations and limited liability companies, and with respect to individual purchasers, through family partnerships or jointly with a spouse, in each case so long as the purchaser remains a beneficial owner of those Common Shares or Units in accordance with, and disposes of those Common Shares or Units only in accordance with, this
Section 3.

                  4. DURATION OF OBLIGATIONS. The obligations set forth in
Section 2 expire on the earlier of (i) the 10th anniversary of the completion of the Offering, (ii) the date on which the Initial Lessee sells all or substantially all of its assets and business (which the Initial Lessee may not do without the Partnership's consent), and (iii) the date on which the last remaining lease between the Initial Lessee and the Partnership expires in accordance with its terms or is otherwise terminated by agreement between the parties thereto. The obligations set forth in Section 3 expire on the earlier of the events described in clause (i) and clause (iii) of the immediately preceding sentence.

                  5. CURING OF DEFAULTS. If the Initial Lessee at any time fails to maintain the Consolidated Net Worth required by Section 2, TBG, PCI or either Principal may, but is not required to, cure that failure within 45 days after it occurs by making a capital contribution to the Initial Lessee in an amount equal to the amount by which the Initial Lessee's Consolidated Net Worth is less than the amount so required. If any of the Principals, any Distributee, TBG, PCI or the Initial Lessee fails to make (or to cause to be made) any purchase required to be made under Section 3, or fails to hold (or to cause a Distributee to hold) Common Shares or Units for the period required under Section 3, any other entity required to make purchases under Section 3 may (but is not required to) cure that failure within 45 days after it occurs by purchasing that number of Common Shares or Units that is equal to the number of Common Shares or Units with respect to which that failure occurred and holding those Common Shares or Units in accordance with Section 3. The parties acknowledge that the Company may seek specific performance, damages or any other remedy available at law or otherwise for any uncured default by the Initial Lessee, TBG, PCI or either Principal under this Agreement.

                  6. SEVERABILITY. The provisions of this Agreement are severable and if any provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, nevertheless shall be binding and enforceable.

                  7. BINDING EFFECT. The rights and obligations of each party under this Agreement shall inure to the benefit of, and shall be binding on, that party and its successors and assigns. Notwithstanding anything to the contrary in this Agreement, no person who succeeds to either Principal's interest

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in TBG or PCI following the death of that Principal may be required, following that death, to purchase or hold Common Shares or Units if that person holds no position as a director, officer or employee of the Company or of Initial Lessee or of any of its affiliates. No party to this Agreement may assign this Agreement or any of its rights or obligations under it without the prior written consent of the other parties.

                  8. NOTICES. Any notice to be given under this Agreement shall be in writing, and if directed to any party other than either Principal, shall be addressed to it at Terminal Tower, Suite 1500, 50 Public Square, Cleveland, Ohio 44113, Attention: Chief Executive Officer, and if directed to either Principal, shall be addressed to him as follows:_______________ _______________________________, or, with respect to any party, to such other address or addresses as that party may hereafter designate in a notice sent in accordance with this Section 8.

                  9. WAIVER. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of that provision as to any future violation thereof, or prevent that party thereafter from enforcing any other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any remedy shall not constitute a waiver of that party's right to assert all other legal remedies available to it under the circumstances.

                  10. AMENDMENTS. This Agreement supersedes all prior agreements and understandings between the parties concerning the subject matter of this Agreement and may not be modified or terminated orally. No modification, termination or waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

                  11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

                  12. PRONOUNS; GENDER. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

                  The parties hereto have caused this Agreement to be executed as of the date first above written.



                                                Boykin Lodging Company



                                               By: ________________________

                  [Signatures continued on the next page.]

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                                 Boykin Hotel Properties, L.P.
                                          By:  Boykin Lodging Company
                                          its General Partner


                                 By: __________________________




                                 Boykin Management Company
                                   Limited Liability Company


                                 By: __________________________





                                 The Boykin Group, Inc.



                                 By: __________________________



                                 Purchasing Concepts, Inc.



                                 By: __________________________





                                 ------------------------------
                                       Robert W. Boykin




                                 ------------------------------
                                            John E. Boykin




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